SHARE EXCHANGE AGREEMENT

between

One World Holdings, Inc.
formerly
Environmental Safeguards, Inc.

and

The One World Doll Project, Inc.

and

The Shareholders of
The One World Doll Project, Inc.

Dated July 21, 2011

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into as of this 21st  day of July 2011, by and between One World Holdings, Inc., formerly Environmental Safeguards, Inc., a Nevada corporation (the "Company"), The One World Doll Project, Inc., a Texas corporation ("One World"), and the persons executing this Agreement listed on the signature page hereto who are shareholders of One World (each a “One World Shareholder” and collectively the "One World Shareholders"), upon the following premises:

Premises.

WHEREAS, the Company is a corporation organized under the laws of the State of Nevada;

WHEREAS, One World is a corporation organized under the laws of the State of Texas;

WHEREAS, the One World Shareholders are the record and beneficial owners of the number of shares of common stock, no par value, of One World indicated in the table set forth as Exhibit “A” to this Agreement (which shares are hereinafter collectively referred to as the “One World Shares”); and

WHEREAS, the Company desires to acquire from the One World Shareholders and the One World Shareholders desire to convey to the Company all of the issued and outstanding One World Shares owned by the One World Shareholders in exchange for newly issued restricted shares of voting common stock $.001 par value of the Company (the “Common Stock”), all on the terms and conditions set forth below (the “Exchange”).

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
PLAN OF EXCHANGE

Section 1.01                      The Exchange.

(a)           On the terms and subject to the conditions set forth in this Agreement, at the Closing, each One World Shareholder, by his, her or its execution hereof, elects to approve the Exchange described herein and shall assign, transfer, convey and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, the number of shares of common stock of One World set forth under such One World Shareholder’s name in Exhibit “A” hereto, constituting all of the issued and outstanding shares of common stock of One World held by the One World Shareholders. As a result of the Exchange, One World will become a subsidiary of the Company.

(b)           Each of the One World Shareholders will receive 38.214 shares of Common Stock of the Company in exchange for every one (1) share of common stock of One World conveyed to the Company pursuant to Section 1.01(a).  Assuming this Agreement is entered into by all of the shareholders of One World and 100% of the issued and outstanding shares of One World’s common stock are conveyed to the Company, upon Closing (i) the One World Shareholders will receive an aggregate of 130,013,584 shares of the Company’s Common Stock in consideration for an aggregate of 3,402,250 shares of One World’s common stock, and (ii) the Company will have an aggregate of 143,577,560 shares of common stock issued and outstanding (accounting for the issuance of 130,013,584 shares of Common Stock to the One World Shareholders).

Section 1.02                      Closing.  The closing ("Closing") of the transaction contemplated by this Agreement will take place at a mutually agreeable place on July 21, 2011 (the “Closing Date”).  At Closing, the following will occur:

(a)
Each of the One World Shareholders shall surrender the certificates evidencing their shares of One World stock, duly endorsed with appropriate stock powers, for transfer so as to make the Company the sole owner thereof;

(b)
The Company will issue and deliver certificates evidencing the appropriate numbers of newly issued shares of the Company’s Common Stock in the names of each One World Shareholder as set forth in Exhibit “A” or letters of instructions from a duly authorized officer of the Company to the Company’s transfer agent instructing the transfer agent to duly issue such stock certificates, all in accordance with this Agreement;

(c)	The Board of Directors of the Company shall have approved and authorized the transactions contemplated within this Agreement;

(d)	The shareholders of the Company shall have approved and authorized the transactions contemplated within this Agreement;

(e)	The Board of Directors of One World shall have approved and authorized the transactions contemplated within this Agreement;

(f)	The Company and James S. Percell shall have executed the Share and Debt Cancellation Agreement;

(g)
The Company will execute promissory notes (i) to James S. Percell in the amount of $23,000.00, (ii) to Tom Bray in the amount of $10,000.00 and (iii) to Mike Thompson in the amount of $1,000.00.  These amounts were incurred by the Company in connection with keeping the Company in business prior to execution of this Agreement;

(h)
Effective upon Closing, the Board of Directors of the Company shall have appointed Corinda Joanne Melton, Wilma I. Delaney, Robert Hines and Stacey McBride-Irby as new members of the Board of Directors;

(i)
Effective upon Closing, James Percell and Thomas Bray shall have each tendered their resignation to the Company, whereby each will resign as director of the Company and each will resign from any other office or other position of employment held with the Company; and

(j)
Effective immediately subsequent to the resignation of Mr. Percell and Mr. Bray, the remaining Directors of the Company, Corinda Joanne Melton, Wilma I. Delaney, Robert Hines and Stacey McBride-Irby, shall appoint Corinda Joanne Melton as President and Chief Executive Officer of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ONE WORLD

As an inducement to and to obtain the reliance of the Company, One World hereby represents and warrants to the Company, as of the Closing Date, as follows:

Section 2.01                      Organization, Good Standing and Qualification.  One World (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to its business.

Section 2.02                      Capitalization.  At Closing, the authorized capital stock of (i) One World consists of 100,000,000 shares of common stock, no par value, of which 3,402,250 shares are validly issued and outstanding. There is no other class of capital stock authorized or issued by One World.  All of the issued and outstanding shares of common stock of One World are fully paid and non-assessable.  None of the shares issued are in violation of any preemptive rights.  One World has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of One World, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating One World to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of One World.

Section 2.03                      Authorization. All corporate action on the part of One World necessary for the authorization, execution, delivery and performance of this Agreement by One World has been taken prior to Closing. One World has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by One World and constitutes a valid and binding obligation of One World, enforceable against One World in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditor’s rights and to general equitable principles.

Section 2.04                      Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of One World in connection with the execution and delivery by One World of this Agreement or the consummation and performance of the transactions contemplated hereby.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.

Section 2.05                      Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to One World’s knowledge, contemplated or threatened against One World before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon One World or the transactions contemplated under this Agreement, nor is there any basis known to One World for any such action.  No litigation is pending, or, to One World’s knowledge, threatened against One World, or its assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  One World is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against it or which would affect One World or the transactions contemplated under this Agreement.

Section 2.06                      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which One World is a party or to which any of its properties or operations are subject.

Section 2.07                      Disclosure.  The information concerning One World set forth in this Agreement and in any exhibits or schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ONE WORLD SHAREHOLDERS

As an inducement to and to obtain the reliance of the Company, each One World Shareholder, severally, hereby represents and warrants to the Company, as of the Closing Date, as follows:

Section 3.01                      Ownership of the One World Shares. The One World Shareholder owns, beneficially and of record, that number of shares of One World Shares set forth under his, her or its name on Exhibit “A” hereto; except for restrictions imposed by federal and state securities laws: (i) such shares are owned by such One World Shareholder free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances; (ii) the One World Shareholder has the unrestricted right and power to transfer, convey and deliver full ownership of such shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority; and, (iii) upon the transfer of such shares to the Company as contemplated herein, the Company will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 3.02                      Authorization.

(a)           If the One World Shareholder is an individual, he or she is of the full age of majority, with full power, capacity and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself or herself and his or her spouse, if any.  All action on the part of the One World Shareholder necessary for the authorization, execution, delivery and performance of this Agreement by the One World Shareholder has been taken or will be taken prior to the Closing.  This Agreement constitutes a valid and binding obligation of the One World Shareholder, enforceable against such shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

(b)           If the One World Shareholder is an entity, all action on the part of the One World Shareholder necessary for the authorization, execution, delivery and performance of this Agreement by the One World Shareholder has been taken prior to Closing.  The One World Shareholder has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the One World Shareholder and constitutes a valid and binding obligation of the One World Shareholder, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditor’s rights and to general equitable principles.

Section 3.03                      Pending Claims.  There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the One World Shareholder’s knowledge, threatened that would preclude or restrict the transfer to the Company of the One World Shares owned by the One World Shareholder or the performance of this Agreement by the One World Shareholder.

Section 3.04                      No Default.   The execution, delivery and performance of this Agreement by the One World Shareholder does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which such One World Shareholder is a party or by which such One World Shareholder is bound.

Section 3.05                      Accredited Investor Status.                                                      Except for certain employees of One World who received shares, the One World Shareholder is an “accredited investors” as that term is defined pursuant to Section 501, as amended, of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act").

Section 3.06                      Acquisition of Stock for Investment.

                (a)   The One World Shareholder understands that the issuance of the Common Stock of the Company will not have been registered under the Act, or any state securities acts, and, accordingly, are restricted securities, and that he, she or it represents and warrants to the Company that his, her or its present intention is to receive and hold the Common Stock of the Company for investment only and not with a view to the distribution or resale thereof.

                (b)           The One World Shareholder understands that any sale by the One World Shareholder of any of the Common Stock of the Company received under this Agreement will, under current law, require either: (a) the registration of the Common Stock of the Company under the Act and applicable state securities acts; (b) compliance with Rule 144 promulgated under the Act; or (c) the availability of an exemption from the registration requirements of the Act and applicable state securities acts. The One World Shareholder understand that the Company has not undertaken and does not presently intend to file a registration statement to register the Common Stock of the Company that is to be issued to the One World Shareholder. The One World Shareholder further understands that the exemption from registration provided by Rule 144 may not be available to the holders of the Common Stock because the Company is deemed to have once been a “shell company” as defined in Rule 405 promulgated under the Act. Rule 144 will only be available for the resale of the Common Stock at such time that the Company (a) is subject to the reporting requirements of Section 13 or 15(d) of the Act; (b) has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials); (c) has filed current "Form 10 information" with the Securities and Exchange Commission (“SEC”) reflecting its status as an entity that is no longer a “shell company”; and (d) one year has elapsed from the date that the Company filed such "Form 10 information" with the SEC.

                (c)           The One World Shareholder agrees to execute, deliver, furnish or otherwise provide to the Company any documents or instruments as may be reasonably necessary or desirable in order to evidence and record the Common Stock of the Company acquired hereby.

                (d)           To assist in implementing the above provisions, the One World Shareholder hereby consent to the placement of the legend, or a substantially similar legend, set forth below, on all certificates representing ownership of the Common Stock of the Company acquired hereby until the Common Stock of the Company has been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof. The legend shall read substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: (I) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (II) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

Section 3.07                      One World Shareholder’s Access to Information.  The One World Shareholder hereby confirms and represents that he, she or it: (a) has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the business and financial condition, properties, operations and prospects of the Company and has asked such questions as he, she or it desires to ask and all such questions have been answered to the full satisfaction of the One World Shareholder; (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (c) has had an opportunity to engage an attorney of his/her choice; (d) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; (e) has been provided with and given an opportunity to review all current information about the Company, including the audited financial statements of the Company (Exhibit “B” hereto); and (f) understands that the Company is presently a “shell company.”

Section 3.08                      Disclosure.  No representation or warranty of the One World Shareholder contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

As an inducement to and to obtain the reliance of One World and the One World Shareholders, the Company hereby represents and warrants to One World and the One World Shareholders, as of the Closing Date, as follows:

Section 4.01                      Organization, Good Standing and Qualification.  The Company (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Nevada, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to its business.

Section 4.02                      Capitalization.  At Closing (prior to effecting the exchange set forth in Section 1.01 of this Agreement, but taking into account the transactions effected by the Share and Debt Cancellation Agreement), the authorized capital stock of the Company consists of 250,000,000 shares of common stock, $.001 par value, of which 13,563,976 shares are validly issued and outstanding, and 10,000,000 shares of preferred stock, $.001 par value, of which none are issued and outstanding.  Of the authorized preferred stock, there is a certificate of the designation, preferences, rights and limitations filed for 5,000,000 shares of Series B Convertible Preferred Stock, 400,000 shares of Series C Convertible Preferred Stock and 400,000 shares of Series D Convertible Preferred Stock.  There are no other classes of capital stock authorized or issued by the Company.  All of the issued and outstanding shares of common stock of the Company are fully paid and non-assessable.  None of the shares issued are in violation of any preemptive rights.  The Company has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  Except as set forth in the Financial Statements (as defined in Section 4.7), there are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Company.

Section 4.03                      Authorization.  All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company has been taken prior to Closing.  The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting creditor’s rights and to general equitable principles.

Section 4.04                      Subsidiaries and Predecessor Corporations.  Other than as reflected in Schedule 4.04, the Company does not have any subsidiary or a predecessor corporation(s), and does not own, beneficially or of record, any shares or other ownership interest in any other corporation, partnership or joint venture.

Section 4.05                      Taxes.           The Company has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  The Company is not delinquent in the payment of any tax or governmental charge of any nature.  The Company has no knowledge of any liability for any tax to be imposed by any taxing authorities as of the date of this Agreement and as of the Closing Date that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by the Company with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Company have been audited by any taxing authority.  The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Company and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 4.06                      SEC Reports.  On November 2, 2007, the Securities and Exchange Commission filed “Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934 as to Environmental Safeguards, Inc.” in Administrative Proceeding File No. 3-12735, which provided that “[p]ursuant to Section 12(j) of the Exchange Act, the registration of each class of Environmental Safeguards’s securities registered pursuant to Exchange Act Section 12 be, and hereby is, revoked.”

Section 4.07                      Financial Information.  The audited financial statements, including the related notes thereto, which are attached hereto as Exhibit “B” (collectively, the “Financial Statements”) are in accordance with the books and records of the Company and fairly represent the financial position of the Company and the results of operations and changes in financial position of the Company as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis.  Except as, and to the extent reflected or reserved against in the Financial Statements, the Company as of the date of the Financial Statements has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.  The Company has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against the Company.

Section 4.08                      Approval of the Exchange by the Company’s Shareholders.  The transactions contemplated by this Agreement have been approved by the Company’s shareholders through a written consent to action, in lieu of meeting, executed by a majority of the voting power of the Company.

Section 4.09                      No Breaches or Defaults.  The execution, delivery, and performance of this Agreement by the Company does not: (i) conflict with, violate, or constitute a breach of or a default under, or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Company is a party.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 4.10                      Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 4.11                      Pending Claims.  There is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree or liability.  No litigation is pending, or, to the Company’s knowledge, threatened against the Company, or its assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby.  The Company is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against it or which would affect the Company or the transactions contemplated under this Agreement.

Section 4.12                      No Material Adverse Change.  Since the date of the Company’s Financial Statements, as attached hereto as Exhibit “B,” the Company has not conducted any ongoing business activities, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets or business or the financial condition or other operations of the Company, (ii) acquisition or disposition of any material asset by the Company or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business, (iii) material change in the Company’s accounting principles, practices or methods or (iv) incurrence of any material indebtedness.

Section 4.13                      Shell Company.  As of the Closing Date, the Company is deemed to be a “Shell Company” as defined in Rule 405 promulgated under the Act.

Section 4.14                      Compliance with Laws.  The Company is, and at all times prior to the date hereof has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Company.  The Company does not have any basis to expect, nor has it received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Company.

Section 4.15                      No Liabilities.  As of the Closing Date, the Company does not and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party in an amount, individually, or in the aggregate of more than $1,500, except for the amounts reflected in Section 1.02(g) of this Agreement that will be paid off at Closing.

Section 4.16                      Contracts and Leases.  The Company does not (i) have any leases of personal property relating to the assets of the Company, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the assets of the Company, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the business or assets of the Company.

Section 4.17                      No Pending Transactions.  Except for the transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking or commitment with any person that could result in: (i) the sale, merger, consolidation or recapitalization of the Company; (ii) the sale of any of the assets of the Company; (iii) the sale of any outstanding capital stock of the Company; (iv) the acquisition by the Company of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, directors, managers or affiliates of the Company; or (vii) the expenditure of more than $1,000, in the aggregate, or the performance by the Company extending for a period more than six months from the Closing Date.

Section 4.18                      Agreements; Action.    Except for the transactions contemplated by this Agreement, there are no contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company is a party or by which it is bound that involve or relate to (i) any of the respective officers, directors, stockholders or partners of the Company or (ii) covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area.

Section 4.19                      No Default.  The Company is not in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  the Company, and there has been no default in any material obligation to be performed by the Company  under any other contract, lease, agreement, commitment or undertaking to which the Company is a party or by which it or its assets or properties are bound, nor has the Company waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 4.20                      Books and Records.  The books of account, minute books, stock record books and other records of the Company, all of which have been made available to One World, are accurate and complete and have been maintained in accordance with sound business practices.  Upon Closing, all books and records will be in the possession of One World.

Section 4.21                      Banks and Brokerage Accounts.  At Closing, the Company shall provide One World (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

Section 4.22                      Disclosure.  The information concerning the Company set forth in this Agreement and in any exhibits or schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, the Company has fully disclosed in writing to One World (through this Agreement or the schedules) all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability or diminution in value or (ii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

ARTICLE V
INDEMNIFICATION

Section 5.01                      Indemnification from the One World Shareholders.  Each One World Shareholder hereby, severally, agrees to and shall indemnify, defend and hold the Company, its officers, directors, shareholders, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Company Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys fees and costs of any suit related thereto) suffered or incurred by any or all of the Company Group arising from any material misrepresentation by, or material breach of any warranty of the One World Shareholder contained in the representations and warranties in Article III of this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the One World Shareholder hereunder.

Section 5.02              Defense of Claims. If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 5.03                      Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 5.04                      Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twenty-four (24) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.01                      Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, sent by email delivery of a “pdf” file or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a) If to One World, to:

The One World Doll Project, Inc.
17117 Westheimer Road, Suite 75
Houston, Texas 77082
Attention: Joanne Melton
Email: jmelton@oneworlddolls.com

with a copy to:

Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas  77007
Email: rdaxel@asklawhou.com

(b)           If to the Company, to:

One World Holdings, Inc., formerly
Environmental Safeguards, Inc.
5300 N. Braeswood Ste 4-393
Houston, Texas 77096
Attention: James Percell
Email: choctaw11@comcast.net

with a copy to:

Thomas Bray
1431 Wirt Road, Suite 140
Houston, Texas 77055
Email: braylawoffice@aol.com

(c)           If to the One World Shareholders:

The addresses listed on Exhibit “A,” attached hereto.

    A notice or communication will be effective (i) if delivered in person, by email or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 6.02                      Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 6.03                      Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.04                      Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 6.05                      No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of the Company) or any entity that is not a party to this Agreement.

Section 6.06                      Expenses.  Each of the parties hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby, and those costs and expenses incurred in consummating the transactions described herein.

Section 6.07                      Entire Agreement.  This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.  All of the exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

Section 6.08                      Execution.  This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 6.09                      Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 6.10                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 6.11                      Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 6.12                      Attorney Review – Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 6.13                      Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 6.14                      Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 6.15                      Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.  SIGNATURES FOLLOW.]

SIGNATURES

IN WITNESS WHEREOF, the undersigned have executed this Agreement to become effective as of the date first set forth above.

ONE WORLD HOLDINGS, INC., formerly
ENVIRONMENTAL SAFEGUARDS, INC.

Date: July 21, 2011	By:	/s/ James Percell
James Percell
Chief Executive Officer

THE ONE WORLD DOLL PROJECT, INC.

Date: July 21, 2011	By:	/s/ Joanne Melton
Joanne Melton
CEO

ONE WORLD SHAREHOLDERS

All shareholders of The One World Doll Project, Inc. appropriately executed signature page.